Exhibit 99.1

Contact:       Jeffrey R. Kotkin
Office:             (860) 665-5154

NU LOWERS 2005 EARNINGS GUIDANCE

     BERLIN, Connecticut, November 15, 2004-Northeast
Utilities (NU-NYSE) today lowered its projected 2005 earnings range to between $1.10 per share and $1.25 per share. NU's previous earnings range for 2005 had been between $1.35 per share and $1.45 per share. NU's earnings projections for 2004 remain between $1.25 per share and $1.35 per share.

     The company estimates that in 2005 its competitive businesses as a whole, including its energy services businesses, will earn in a range of $10 million to minus $5 million. NU had previously estimated that the competitive business earnings would be between $33 million and $39 million. The ability of the competitive businesses to achieve the revised earnings projections assumes that Select Energy, Inc., NU's merchant energy marketing subsidiary, is able to realize previously experienced success levels for the remaining opportunities throughout the Northeast.

     NU estimates that in 2005 its merchant energy businesses will earn in a range of $4 million to minus $9 million. Projected earnings for the balance of its competitive businesses and for NU's regulated businesses have not changed.

     NU said it was lowering the range for its competitive businesses because of highly competitive bidding conditions that resulted in Select Energy winning less 2005 wholesale load and at lower margins than anticipated in New England. Last week, Select Energy was informed that it did not win any of the competitively bid 5,000 megawatt standard offer load of The Connecticut Light and Power Company (CL&P), NU's largest regulated subsidiary. Select Energy is supplying CL&P with 37.5 percent of its standard offer requirements in 2004. In addition, adverse movements in commodity prices negatively affected positions taken in anticipation of achieving targeted sales goals. In light of these developments, NU is reevaluating its methods of bidding for large, full-requirements electric load. Given the remaining contracts that are still to be bid for 2005, it appears very unlikely that NU will be able to achieve its initial guidance.

     Currently, Select Energy's New England wholesale contracts provide the marketing company with the majority of its profit margin. NU said that it continues to believe that other segments of its competitive business, including the wholesale merchant business outside of New England, retail energy contracts with approximately 30,000 electric and natural gas commercial and industrial accounts in the Northeast, and its energy services businesses, will be profitable in 2005.

     NU continues to estimate that its regulated businesses will earn between $1.22 per share and $1.30 per share in 2005. NU now believes that parent and other expenses, tempered by cost management initiatives, will range between $0.08 per share and $0.13 per share in 2005. Previously, NU had said that it will incur parent and other expenses of between $0.13 cents per share and $0.15 per share in 2005.

     "We are extremely disappointed with the level of New
England wholesale business we have secured for 2005 and the reduced level of profitability that means for NU as a whole," said Charles W. Shivery, NU chairman, president and chief executive officer. "We will commence an effort to identify and implement initiatives to improve our projected financial performance in 2005 and beyond, including cost reduction efforts. We will update investors on these initiatives throughout 2005."

     NU said that it continues to believe that the primary driver of future earnings and dividend growth is investment in regulated infrastructure that is required to meet customer load growth and reliability requirements. NU continues to evaluate the level of earnings and dividends that its competitive businesses will contribute to that growth. The company has projected that its competitive businesses will contribute steadily increasing earnings and more than $200 million of dividends to parent company cash needs through 2009. If the 2005 bidding outcome is indicative of lower future cash generation and earnings by those businesses and if NU's regulated investment plans are not changed, future consolidated earnings would be negatively impacted. NU's ability to achieve earnings and dividend growth above the industry average through 2009 could also be impacted, and NU could have to seek additional external financing for its planned expenditures in that period.

     NU has approximately 128 million common shares outstanding. Its regulated companies serve approximately 2 million electric and natural gas delivery customers in Connecticut, New Hampshire and Massachusetts.

     This news release includes statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. In some cases the reader can identify these forward looking statements by words such as "estimate", "expect", "anticipate", "intend", "plan", "believe", "forecast", "should", "could", and similar expressions. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, expiration or initiation of significant energy supply contracts, regulations or regulatory policy, levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission. We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statements are made.

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